EXHIBIT 99.1

Vivakor Inc. Announces Stock Dividend

Coralville, IA, Nov 17. 2009   Vivakor, Inc. (OTCBB:VIVK) today announced that its Board of Directors approved a dividend of shares of common stock of HealthAmerica, Inc., a Nevada corporation of which Vivakor owns approximately 84% of the outstanding common stock.  Each Vivakor shareholder will be entitled to receive one share of HealthAmerica common stock for each share of Vivakor common stock beneficially owned on the record date.  The record date for the distribution is expected to be December 1, 2009, subject to review and approval of FINRA, and the distribution date is expected to be December 9, 2009.  After the dividend distribution, Vivakor will continue to own approximately 62% of the outstanding common stock of HealthAmerica.

Vivakor shareholders will not be required to take any action to receive the HealthAmerica common shares on the distribution date.

Vivakor Chairman Matt Nicosia commented on the Board’s decision, “HealthAmerica is a terrific company and we feel that, with its technology and our innovation team’s collaboration, we will see substantial revenues for HealthAmerica in the near future.  By committing to this dividend, we demonstrate not only our belief in HealthAmerica and its technology, but we also affirm to our shareholders our confidence in our own strategy and the long term and short term value of their investment in Vivakor.”

About Vivakor, Inc.
Vivakor™ is a biomedical/biotechnology company with transdisciplinary research that develops and acquires products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds, that extend or improve life. More information can be found about Vivakor at www.vivakor.com.

About HealthAmerica, Inc.

HealthAmerica is developing a patented, FDA 510(k) cleared, technology  (VIVASlices™) that is expected to enhance the resolution of images resulting from MRI.  The underlying algorithm may also be useful in determining blood flow velocity measures in imaged tissues, which would be valuable in accessing areas of blood flow constriction from plaques or other hematologic deposits.  This information could help physicians better diagnose, predict and assess stroke and related diseases involving blood flow obstruction.

At the end of 2000, there were approximately 9,500 MRI (magnetic resonance imaging) systems installed worldwide.   While changes in medical reimbursements have slowed the sale of new machines, there is an increased demand for improved efficiency (i.e. accelerated patient throughput) from current systems. Additionally, intense competition between various medical facilities and the rapid distribution of new advances in imaging (such as MR angiographies, which allow evaluation of blood vessels without any invasive procedure) puts additional pressure on MRI because increased image quality requires additional time.   Thus there is a huge need for an application like VIVASlices™  that can improve both throughput and image quality.

VIVASlices™ consists of a combination of hardware and software and is being designed to improve the quality and efficiency of magnetic resonance image systems.   At the core of the system is a totally novel method of reconstructing the MR information obtained by the machine (the raw data).  Contrary to the Fourier reconstruction technique, used by all manufacturers on all machines, regardless of the field strength (as well as on numerous CT scanners), VIVASlices™ will use a unique algorithm, exchange analytic computation technique (EXACT), which decouples the size of the raw data from the image matrix size and overcomes many of the inherent limitations of the Fourier transformations.

The technology will allow tremendous flexibility once the MRI data has been acquired; it will be possible using VIVASlices™ to obtain sharply magnified images, up to ten times the original magnification, without creating pixel artifacts inherent to the optical zoom provided by all manufacturers.   The major benefits of VIVASlices™ technology are:

•	Increased information extraction
•	Helps with the elimination of artifacts
•	Improves the radiologists productivity
•	Reduces patient re-scan and call back
•	Reduces patient scan time
•	Reduces film costs

By eliminating the limitations of FFT-based k-space processing, VIVASlices™ will process raw (k-space) MR data into superior-quality images for any patient study without filtering, blurring, data padding or interpolation. Further it will produce superb, high-resolution MR angiograms. VIVASlices™ will work on low, mid and high field magnets and is very easy to use.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements, including, but not limited to, statements regarding Vivakor's and HealthAmerica’s products.  Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Vivakor undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:
    Vivakor, Inc.
    Matt Nicosia, 319-625-2172
    mnicosia@vivakor.com